Exhibit 99.1

Contact:	John Leness
General Counsel
253-850-3500

FLOW INTERNATIONAL COMPLETES AVURE TECHNOLOGIES SALE

KENT, Wash., November 1, 2005 – Flow International Corporation (the “Company”), the world’s leading supplier of ultrahigh-pressure waterjet products, today announced that it has completed the divestiture of its General Press operations, which consist of the North America Press and the International Press segments, as well as the non-ultrahigh-pressure portion of its food business, which is included in Avure’s Fresher Under Pressure® food segment. The businesses have been acquired by an affiliate of Gores Technology Group, LLC, a Los Angeles-based private equity firm. As part of the previously announced agreement, FLOW entered into a supply agreement with the Gores affiliate to build on Avure’s leading position in the design and manufacture of advanced high-pressure presses for the food industry.

“This divestiture allows us to focus our resources more tightly on our core waterjet business,” said Stephen R. Light, FLOW’s President and Chief Executive Officer. “At the same time, we look forward to working with Gores to advance their high-pressure food processing business by producing market leading ultrahigh-pressure water pumps and aftermarket products for their equipment.”

Specifically, the Gores affiliate has acquired Avure Technologies Incorporated, Avure Technologies AB, Flow International FPS AB, and assets of Flow Holding Sagl, which were all wholly owned subsidiaries of Flow International Corporation. Also included in the transaction is FLOW’s 51% interest in a joint venture with Snap-Tite, called Flow Autoclave Systems.

Avure is the market leader in the development of wire wound, high-pressure industrial presses. Avure has been providing industrial presses under the brand name Quintus Industrial Presses for more than 30 years and has delivered more than 1,500 systems worldwide to customers including Ford and Boeing. Avure Technologies specializes in the manufacturing of high-pressure presses for the food industry.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowcorp.com.

About Gores Technology Group, LLC

Founded in 1987, Gores is a private equity firm focused on special situations across industries with particular expertise in the technology, telecommunications, and business services sectors. The firm combines the seasoned M&A team of a traditional financial buyer with the operational expertise and detailed due diligence capabilities of a strategic buyer. Gores has a long standing record of creating sustainable value in its portfolio companies by focusing on customers and employees, supporting management with operational expertise and providing the capital required for growth. Headquartered in Los Angeles, California, Gores maintains offices in Boulder, Colorado; New York; Zurich; and London. www.gores.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April, 30, 2005 Flow International Corporation Annual Report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this amendment.